EXHIBIT 99.1

November 27, 2013

OCEANAGOLD AND PACIFIC RIM MINING COMPLETE PLAN OF ARRANGEMENT

(MELBOURNE) OceanaGold Corporation (“OceanaGold”) (ASX: OGC, TSX: OGC, NZX: OGC) and (VANCOUVER) Pacific Rim Mining Corp. (“Pacific Rim”) (TSX: PMU, OTCQX: PFRMF) are pleased to announce the successful completion of the plan of arrangement (the “Arrangement”) originally announced on October 8, 2013. The Arrangement was overwhelmingly approved by the shareholders of Pacific Rim at its special meeting on November 21, 2013 and received approval from the Supreme Court of British Columbia on November 22, 2013.

Pursuant to the Arrangement each Pacific Rim common share has been exchanged for 0.04006 common shares of OceanaGold. Pacific Rim will continue as a wholly-owned subsidiary of OceanaGold and its common shares will be delisted from the Toronto Stock Exchange and the OTCQX as soon as practicable.

Mick Wilkes, Managing Director & CEO of OceanaGold commented, “I am very pleased to welcome Pacific Rim shareholders and employees to OceanaGold. I believe that our company strengths developed over the past twenty-three years in New Zealand and the Philippines provides for a strong platform to begin the successful journey with the many stakeholder groups in El Salvador. Our Company has a long and successful track record of operating gold mines in partnership with local communities in a safe and sustainable manner and we look forward to working with our key stakeholders in El Salvador to unlock the significant opportunity that exists at El Dorado for the people of El Salvador.”

“On behalf of the entire Pacific Rim team, I would like to take this opportunity to thank Pacific Rim shareholders for their tremendous support through the years, and for their near unanimous approval of the OceanaGold merger,” adds Tom Shrake, President and CEO of Pacific Rim. “OceanaGold shares our vision of environmentally and socially responsible mining, and with its solid asset base, diversified growth profile and financial strength, has the ability to provide for a brilliant future. Most importantly, OcenanGold shares our high regard for the hard working citizens of El Salvador and is committed to working hand-in-hand with the government and people of El Salvador to help build an economy without sacrificing the ecosystems or the rich culture that defines El Salvador.”

Pacific Rim’s El Dorado Project adds an established high grade gold-silver resource to OceanaGold’s portfolio. Along with El Dorado, Pacific Rim’s stable of exciting exploration targets in El Salvador provides OceanaGold with a first-mover advantage into an underexplored but geologically highly prospective region.

Pursuant to Rule 12(g)(3) under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), OceanaGold has succeeded to the Section 12 registration, and Section 13(a) reporting obligations under the Exchange Act, of Pacific Rim. However, OceanaGold intends to file a Form 15F, as soon as practicable on or about December 2, 2013, with the United States Securities and Exchange

Commission ("SEC") to voluntarily terminate the registration of the Pacific Rim common shares under Section 12(g) as well as Pacific Rim's reporting obligations under Section 13(a) of the Exchange Act. Pursuant to Rule 12(h)-(6) under the Exchange Act, the SEC permits a foreign private issuer to terminate the registration of a class of securities under Section 12(g) of the Exchange Act if it meets certain requirements. Upon the filing of the Form 15F, OceanaGold's reporting obligations under the Exchange Act will be suspended immediately and will terminate no more than 90 days after the filing, barring any objections from the SEC.

On behalf of the Board of OceanaGold Corporation Michael F. Wilkes Managing Director and CEO	On behalf of the Board of Pacific Rim Mining Corp. Thomas C. Shrake President and CEO

Contact Information

OceanaGold Corporation Investor Relations – Melbourne Nova Young Tel: +61(3) 9656 5300	Investor Relations – Toronto Sam Pazuki Tel: +1 416 915 3123

Pacific Rim Mining Corp.
Barbara Henderson
Tel: +1 604 689 1976
general@pacrim-mining.com

About OceanaGold Corporation

OceanaGold Corporation is a significant multinational gold producer with mines located on the South Island of New Zealand and in the Philippines. OceanaGold’s assets encompass New Zealand’s largest gold mining operation at the Macraes goldfield in Otago which is made up of the Macraes Open Pit and the Frasers Underground mines. Additionally, on the west coast of the South Island, OceanaGold operates the Reefton Open Pit mine. OceanaGold’s Didipio Mine in northern Luzon, Philippines commenced commercial production on April 1, 2013 and is expected to produce 100,000 ounces of gold and 14,000 tonnes of copper per year on average over an estimated 16 year mine life. OceanaGold expects to produce 285,000 to 325,000 ounces of gold in 2013 from the New Zealand and Philippine operations combined and 18,000 to 20,000 tonnes of copper in 2013 from the Philippine operations.  OceanaGold is listed on the Toronto, Australian and New Zealand stock exchanges under the symbol OGC.

Cautionary Statement

Certain information contained in this media release, including any information relating to the Arrangement and OceanaGold’s or Pacific Rim’s future financial or operating performance may be deemed "forward-looking". These statements relate to future events or future performance and reflect OceanaGold’s expectations regarding the Arrangement, and the future growth, results of operations, business prospects and opportunities of OceanaGold.  These forward-looking statements also reflect OceanaGold’s current internal projections, expectations or beliefs and are based on information currently available to it. In some cases forward-looking information can be identified by terminology such as "may", "will", "should", "expect", "intend", "plan", "anticipate", "believe", "estimate", "projects", "potential", "scheduled", "forecast", "budget" or the negative of those terms or other comparable terminology. Forward-looking statements in this news release include, but are not limited to: statements relating to the exchange of shares; the delisting of Pacific Rim common shares; and the development of the El Dorado Project. Assumptions upon which such forward-looking information is based include: that actual results or exploration activities will be as expected; that the current price of and demand for gold will be sustained or will improve; that general business and economic conditions will not change in a material adverse manner; that the arbitration claim related to the El Dorado project will be successful; and that OceanaGold will be able to advance the El Dorado Project.  Such forward-looking information is subject to certain risks and uncertainties that could cause results to differ materially from those expressed in the forward-looking statements.  Some of these risks and uncertainties include: the failure to realize the anticipated benefits of the Arrangement; general economic and market factors (including changes in global, national or regional financial, credit, currency or securities markets); changes in the economic parameters of the El Dorado Project since the completion of the pre-feasibility study and NI43-101 technical report; changes or developments in global, national or regional political conditions (including any act of terrorism or war), changes in laws (including tax laws) and changes in GAAP or regulatory accounting requirements; fluctuations in the price of gold; that the arbitration claim related to the El Dorado project may not be successful; mine life and anticipated rates of gold and copper production from OceanaGold's New Zealand and Philippines operations not materializing as expected; and other risk factors as outlined in OceanaGold's most recent annual filings and those of its predecessor company Pacific Rim Mining Corp. Readers are cautioned that the foregoing list of factors is not exhaustive.  Although OceanaGold believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual outcomes or results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. OceanaGold expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise, except as required by applicable securities laws.